FOR IMMEDIATE RELEASE
September 7, 2016

PCS Edventures at think Big Conference

Dahlton Grover, Director of Business Development, Speaks at Think Big

Boise, Idaho, September 7, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the Company’s recent participation in the Think Big Festival held in Coeur d’Alene, Idaho.

Think Big is an annual event that educates and empowers entrepreneurs by focusing on the speed at which technology is moving and the role of business and innovation in its progression. Held on August 26th & 27th, the event highlighted the field of robotics and hosted brilliant minds from Microsoft, Boeing, Johns Hopkins APL and others. Participants attended an annual think tank focused on providing social, economic and ethical guidance to the world regarding the robotics revolution. Dahlton Grover, Director of Business Development for PCS Edventures, participated and spoke at the event addressing the rise of drone technology, its application to STEM environments and the potential psychological impacts from the use of First Person View technology in drone applications such as racing.

Dahlton Grover said “The event was an extraordinary experience and rich with opportunities for PCS Edventures and Thrust UAV as I met with leading roboticists, thought leaders, consumer electronics experts and many others who can open doors for more business for us. In addition, the event itself was incredible as I had the opportunity to meet with technology leaders and visionaries who are changing the world for the better. I am very grateful to have attended.”

Todd Hackett, CEO of PCS Edventures said, “This was an outstanding event for us as we came home with new information and new business development opportunities that we are following up on now. There is no doubt that the demand for robotics and drone technology will continue to expand rapidly and PCS Edventures and Thrust UAV have a strong focus on both innovation and immediate application of these technologies to growing markets.”

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPink: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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